Exhibit 99.1

FOR FURTHER INFORMATION:	FOR IMMEDIATE RELEASE
Andrea K. Tarbox	Wednesday, May 2, 2012
Vice President and Chief Financial Officer
847.239.8812

KAPSTONE REPORTS RECORD FIRST QUARTER RESULTS

USC ACQUISITION CONTRIBUTES SOLID RESULTS

NORTHBROOK, IL — May 2, 2012 — KapStone Paper and Packaging Corporation (NYSE:KS) today reported record results for the first quarter ended March 31, 2012.

•                  Net sales of $300 million up $93 million, or 45 percent, versus prior year

•                  Net income of $15.6 million up 3 percent versus 2011

•                  Adjusted EBITDA of $46.3 million up $7.0 million, or 18 percent, versus prior year

•                  Diluted EPS of $0.33 up $0.01 per share, or 3 percent, versus 2011

•                  Adjusted diluted EPS of $0.38 up $0.04 per share, or 12 percent, versus prior year

Roger W. Stone, Chairman and Chief Executive Officer, stated, “With all of our operations running well, KapStone achieved record first quarter results. Our mills produced a record 396,000 tons of paper. Production at our two legacy mills was three percent higher than a year ago benefiting from various productivity programs and strategic capital investments. Our USC acquisition also performed well and added $10 million in adjusted EBITDA. Average selling prices of $608 per ton decreased by $10 per ton compared to the first quarter of 2011, reflecting softness in export containerboard markets. By the end of the quarter, the export containerboard market was recovering and prices have been increasing.”

First Quarter Operating Highlights

Consolidated net sales of $299.8 million in the first quarter of 2012 increased by $93.1 million, or 45.0 percent, compared to $206.7 million for the 2011 first quarter, primarily due to the USC acquisition and from increased volume from our legacy operations. In the quarter, 330,000 tons of paper were sold compared to 323,000 tons a year earlier. The USC acquisition added 1.5 billion square feet of corrugated product sales in the first quarter of 2012 compared to none a year earlier. Lower average selling prices driven mainly by softness in export containerboard markets and a less favorable product mix partially offset the sales gains.

Operating income of $27.5 million for the 2012 first quarter increased by $2.0 million, or 8.0%, compared to the 2011 first quarter. The improved financial performance primarily reflects benefits from the acquisition, productivity gains and higher sales volume. Partially offsetting these gains were lower selling prices, a less favorable product mix, inflation on labor, benefits and input costs and acquisition start up expenses. The first quarter’s operating income was also negatively impacted by higher stock compensation expense resulting from the March 2012 grants and the immediate expensing of a significant portion of those grants.

Interest expense was $2.4 million for the first quarter of 2012, up $1.7 million from a year ago as a result of higher debt balances associated with the acquisition. At March 31, 2012, the interest rate on the majority of the Company’s debt was 2.24 percent. Amortization of debt issuance costs of $0.9 million for the first quarter of 2012 increased by $0.5 million from a year ago due to costs associated with the Company’s new credit agreement.

The effective tax rate for the 2012 first quarter was 36.0 percent compared to 38.6 percent for the 2011 first quarter. The lower effective tax rate is due to a higher expected benefit from the domestic manufacturing deduction. For 2012, the Company estimates its cash tax rate to be about 10 percent.

Cash Flow and Working Capital

Cash and cash equivalents increased by $12.0 million in the quarter ended March 31, 2012, to $20.1 million reflecting $19.8 million of net cash provided by operating activities, $11.2 million of cash used by investing activities and $3.4 million of cash provided by financing activities.

Capital expenditures for the first quarter of 2012 totaled $10.9 million. The Company estimates $60.0 million of capital expenditures for the year.

At March 31, 2012, the Company had approximately $138.3 million of working capital and $142.2 million of revolver borrowing capacity.

Conclusion

In summary, Stone commented, “The integration of the USC acquisition is right on track. We have realized a significant portion of the $8 million of overhead cost savings and are working on realizing the additional operating synergies. We are experiencing the typical seasonal pickup expected in the second quarter. Our backlogs are growing, operations are excellent, and cash flows and the balance sheet are strong. Overall, KapStone is in an excellent position to continue growing profitably.”

Conference Call

KapStone will host a conference call at 11 a.m. EDT, Thursday, May 3, 2012, to discuss the Company’s financial results for the 2012 first quarter. All interested parties are invited to listen and may do so by either accessing a simultaneous broadcast webcast on KapStone’s website, http://www.kapstonepaper.com, or for those unable to access the webcast, the following dial-in numbers are available:

Domestic: 888-396-2356

International: 617-847-8709

Participant Passcode: 363-672-35

A presentation to be viewed in conjunction with the call will also be available on our website, http://www.kapstonepaper.com, in the “Investors” section.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at http://earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (http://streetevents.com) a password-protected event management site.

Replay of the webcast will be available for 30 days on the Company’s website following the call.

About the Company

Headquartered in Northbrook, IL, KapStone Paper and Packaging Corporation is a leading North American producer of unbleached kraft paper and corrugated products. The Company is the parent company of KapStone Kraft Paper Corporation and KapStone Container Corporation which includes three paper mills and 14 converting plants across the eastern and midwestern US. The business employs approximately 2,700 people.

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including “EBITDA”, “Adjusted EBITDA”, “Adjusted Net Income”, and “Adjusted Diluted EPS” to measure our operating performance. Management uses these measures to focus on the on-going operations, and believes it is useful to investors because they enable them to perform meaningful comparisons of past and present operating results. The Company believes that EBITDA and Adjusted EBITDA provide useful information to investors because they improve the comparability of the financial results between periods and provide for greater transparency to key measures used to evaluate the performance and liquidity of the Company. Management uses EBITDA and Adjusted EBITDA for evaluating the Company’s performance against competitors and as a primary measure for employees’ incentive programs. Reconciliations of Net Income to EBITDA, EBITDA to Adjusted EBITDA, Net Income to Adjusted Net Income, Basic EPS to Adjusted Basic EPS, and Diluted EPS to Adjusted Diluted EPS are included in the financial schedules contained in this press release. However, these measures should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

Forward-Looking Statements

Statements in this news release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as “may,” “will,” “should,” “would,’ “expect,” “project,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “outlook,” or “continue,” the negative of these terms or other similar expressions. These statements reflect management’s current views and are subject to risks, uncertainties and assumptions, many of which are beyond the Company’s control that could cause actual results to differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially include, but are not limited to: (1) industry conditions, including changes in cost, competition, changes in the Company’s product mix and demand and pricing for the Company’s products; (2) market and economic factors, including changes in raw material and healthcare costs, exchange rates and interest rates; (3) results of legal proceedings and compliance costs, including unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations; (4) the ability to achieve and effectively manage growth; (5) the ability to pay the Company’s debt obligations; (6) the ability to carry out the Company’s strategic initiatives and manage associated costs and (7) the income tax impact of the federal incentive program for cellulosic biofuel producers. Further information on these and other risks and uncertainties is provided under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and elsewhere in reports that the Company files with the SEC. These filings can be found on KapStone’s Web site at www.kapstonepaper.com and the SEC’s Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

KapStone Paper and Packaging Corporation

Consolidated Statements of Income

(In thousands, except share and per share amounts)

(unaudited)

			Fav / (Unfav)
	Quarter Ended March 31,		Variance
	2012	2011	%

Net sales	$299,843	$206,738	45.0%

Cost and expenses:
Cost of sales, excluding depreciation and amortization	214,074	142,651	-50.1%
Depreciation and amortization	15,176	11,791	-28.7%
Freight and distribution expenses	25,743	17,829	-44.4%
Selling, general and administrative expenses	17,572	9,306	-88.8%
Other operating income	198	288	-31.3%
Operating income	27,476	25,449	8.0%

Foreign exchange gain / (loss)	120	290	-58.6%
Interest expense, net	2,373	687	-245.4%
Amortization of debt issuance costs	906	410	-121.0%
Income before provision for income taxes	24,317	24,642	-1.3%
Provision for income taxes	8,754	9,511	8.0%
Net income	$15,563	$15,131	2.9%

Net income per share:
Basic	$0.33	$0.33
Diluted	$0.33	$0.32

Weighted-average number of shares outstanding:
Basic	46,491,626	46,093,852
Diluted	47,841,371	47,454,574

Effective tax rate	36.0%	38.6%

KapStone Paper and Packaging Corporation

Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2012	2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$20,066	$8,062
Trade accounts receivable, net	114,462	108,320
Other receivables	7,176	11,247
Inventories	113,218	110,054
Prepaid expenses and other current assets	7,590	4,207
Deferred income taxes	10,048	10,048
Total current assets	272,560	251,938

Plant, property and equipment, net	563,952	567,195
Other assets	4,515	4,313
Intangible assets, net	61,302	63,715
Goodwill	237,553	237,193
Total assets	$1,139,882	$1,124,354

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$13,125	$6,094
Other current borrowings	2,477	—
Accounts payable	80,096	81,051
Accrued expenses	19,439	21,217
Accrued compensation costs	16,805	27,445
Accrued income taxes	2,275	—
Total current liabilities	134,217	135,807

Long-term debt, net of current portion	329,418	335,635
Accrued pension and post retirement benefits	9,939	10,676
Deferred income taxes	89,562	84,316
Other liabilities	11,569	11,642
Total other liabilities	440,488	442,269

Stockholders’ equity:
Common stock $.0001 par value	5	5
Additional paid-in capital	233,934	230,665
Retained earnings	333,631	318,068
Accumulated other comprehensive loss	(2,393)	(2,460)
Total stockholders’ equity	565,177	546,278
Total liabilities and stockholders’ equity	$1,139,882	$1,124,354

KapStone Paper and Packaging Corporation

Consolidated Statement of Cash Flows

(In thousands)

(unaudited)

	Quarter Ended March 31,
	2012	2011
Operating activities:
Net income	$15,563	$15,131
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,176	11,791
Stock-based compensation expense	2,313	1,758
Excess tax benefit for stock-based compensation	(445)	(66)
Amortization of debt issuance costs	906	410
Loss on disposal of fixed assets	68	126
Deferred income taxes	6,202	7,135
Changes in operating assets and liabilities	(19,992)	(23,831)
Net cash provided by operating activities	$19,791	$12,454

Investing activities:
USC acquisition	$(314)	$—
KPB acquisition earn-out payment	—	(49,700)
Capital expenditures	(10,905)	(4,678)
Net cash used in investing activities	$(11,219)	$(54,378)

Financing activities:
Proceeds from revolving credit facility	$38,000	$7,600
Repayments on revolving credit facility	(38,000)	(7,600)
Repayments of long-term debt	—	(4,709)
Proceeds from other current borrowings	3,398	2,273
Repayments on other current borrowings	(921)	(617)
Proceeds from exercises of stock options	420	178
Proceeds from issuance of shares to ESPP	90	97
Loan amendment costs	—	(244)
Excess tax benefit for stock-based compensation	445	66
Net cash provided by (used in) financing activities	$3,432	$(2,956)

Net (decrease) / increase in cash and cash equivalents	12,004	(44,880)
Cash and cash equivalents-beginning of period	8,062	67,358
Cash and cash equivalents-end of period	$20,066	$22,478

KapStone Paper and Packaging Corporation

Supplemental Information

GAAP to Non-GAAP Reconciliations

($ in thousands, except share and per share amounts)

(unaudited)

	Quarter Ended March 31,
	2012	2011
Net Income (GAAP) to EBITDA (Non-GAAP) to Adjusted EBITDA (Non-GAAP):
Net income (GAAP)	$15,563	$15,131
Interest expense, net	2,373	687
Amortization of debt issuance costs	906	410
Provision for income taxes	8,754	9,511
Depreciation and amortization	15,176	11,791
EBITDA (Non-GAAP)	$42,772	$37,530

Acquisition start up expenses	1,223	—
Stock-based compensation expense	2,313	1,758
Adjusted EBITDA (Non-GAAP)	$46,308	$39,288

Net Income (GAAP) to Adjusted Net Income (Non-GAAP):
Net income (GAAP)	$15,563	$15,131
Acquisition start up expenses	783	—
Stock-based compensation expense	1,480	1,079
Adjusted Net Income (Non-GAAP)	$17,826	$16,210

Basic EPS (GAAP) to Adjusted Basic EPS (Non-GAAP):
Basic EPS (GAAP)	$0.33	$0.33
Acquisition start up expenses	0.02	—
Stock-based compensation expense	0.03	0.02
Adjusted Basic EPS (Non-GAAP)	$0.38	$0.35

Diluted EPS (GAAP) to Adjusted Diluted EPS (Non-GAAP):
Diluted earnings per share (GAAP)	$0.33	$0.32
Acquisition start up expenses	0.02	—
Stock-based compensation expense	0.03	0.02
Adjusted Diluted EPS (Non-GAAP)	$0.38	$0.34